Exhibit 99.1

NEWS RELEASE

Contact:	Jeanie Herbert	(714) 773-7620
Director, Investor Relations

Beckman Coulter First Quarter 2004
Reported Sales Grow 15%; Comparable Net Earnings Grow 24%

Reported net earnings were $35.6 million, with
comparisons impacted by prior year non-recurring items of $15.9 million.

FULLERTON, California, May 3, 2004 - Beckman Coulter, Inc. (NYSE:BEC) announced today first quarter ended March 31, 2004 results.

	Three Months Ended
	2004	2003	% Chg
First Quarter Reported Results
(Amounts in millions, except per share)
Sales	$536.8	$467.3	14.9%
Net Earnings	$35.6	$44.6	(20.2)%
Earnings Per Diluted Share	$0.54	$0.70	(22.9)%

First Quarter Comparable Results*:
(Amounts in millions, except per share)
Sales	$536.8	$464.4	15.6%
Constant Currency			10.9%
Net Earnings	$35.6	$28.7	24.0%
Earnings Per Diluted Share	$0.54	$0.45	20.0%

*See following “Non-GAAP Disclosures”

Beckman Coulter, Inc.

First Quarter 2004 Discussion

Reported sales in the first quarter were unseasonably strong due not only to significant hardware shipments and installations, but also the continued contribution of new products introduced in 2003.  Sales grew 14.9%, or 10.9% in comparable constant currency, over the prior year quarter.  Clinical Diagnostics Division sales grew about 17%, on strength in all three product areas, spurred by placements of the new UniCel® DxI 800 Access® immunoassay system, increasing demand for laboratory automation systems and the ramp up of the recently launched COULTER® LH 500 mid-range hematology system.

Biomedical Research Division sales grew over 10%, as capital spending in biotechnology and pharmaceutical research recovers and the successful rollout of new products take hold.  The specialty testing product area grew more than 14%, boosted by sales of the FC500 series flow cytometers.  The centrifuge / analytical product area was up 12%, enhanced by the new Allegra™ X-12 benchtop centrifuges and ProteomeLab™ solutions.

Geographically, on a constant currency basis, worldwide sales were strong in the Americas and Asia, up 13% and 12%, respectively.  Europe was up about 2%.  Overall, currency added 4.7 percentage points to reported worldwide sales growth.

First quarter 2004 operating income was $67.7 million.  On a comparable basis, operating income as a percentage of sales increased 170 basis points to 12.6%.  Gross profit improvements were partially offset by higher operating expenses to support new product launches, including the new UniCel® DxI immunoassay system.  Non-operating expenses were higher than prior year by $6.5 million, driven by currency hedging costs.

Reported net earnings were $35.6 million or $0.54 per diluted share.  On a comparable basis, net earnings and earnings per diluted share grew 24% and 20%, respectively.

First Quarter Business Developments:

•                  Declared an $0.11 per share quarterly dividend, a 22% increase over the prior year quarter.

•                  Entered exclusive license agreement with Research & Diagnostic Antibodies, LLC to develop a novel test for sepsis.

•                  Received a tender to supply customized AIDS monitoring systems and tests to South Africa through an agreement with the Clinton Foundation.

•                  Signed a broad exclusive technology licensing agreement with InPro Biotechnology for prion-based testing, with applications including BSE and other neurodegenerative diseases.

•                  Appointed James T. Glover, as Vice President and Chief Financial Officer.

First Quarter New Product Shipments:

•                  GenomeLab™ SNPstream® genotyping system capable of performing up to 800,000 genotypes per day.

•                  Biomek® 3000 and Biomek® NX liquid handling workstations for the life science and clinical research markets.

•                  Pancreatic and Breast Cancer tests for use on the entire line of immunoassay systems.

According to John P. Wareham, chairman and chief executive officer, “The first quarter of 2004 was exceptional for Beckman Coulter, with most of our product areas performing very well.  Our vigorous flow of new products over the past year continues to allow us to gain market share and invest in new products to address faster growing market segments.”

2004 Outlook

Said Wareham, “For the Clinical Diagnostics Division, our business is primarily focused on gaining share in the high-volume immunoassay market with the UniCel® DxI 800 system.  In Biomedical Research, we are leveraging our leadership positions in centrifugation, liquid handling and flow cytometry to create solutions for genomic, proteomic and cell-based research.”

Continued Wareham, “Looking to the second quarter, sales should grow 8 to 10%, depending on currency, led by continued strength in Clinical Diagnostics and a recovering Biomedical Research market.  Net earnings should increase 11 to 14%, with earnings per diluted share in the $0.87 to $0.91 range.  Projected higher operating income should be somewhat offset by unfavorable non-operating expenses, due to currency hedging costs.  It is the policy of the company to moderate effects of currency on its pre-tax earnings by hedging its estimated exposures.”

Concluded Wareham, “Based on first quarter results, we are confident in our ability to meet the high end of our previously stated sales growth range of 7 to 8% for 2004, with currency having the potential to add two additional percentage points of growth.  Sales growth in Clinical Diagnostics should be 9 to 11% and 5 to 7% in Biomedical Research.  Before the effect of the non-recurring items in 2003, 2004 net earnings should grow 13 to 15% with currency hedging costs largely offsetting higher operating income.  Earnings per diluted share should grow 11 to 13%, based on a share count of about 66 million shares.  This positive outlook should allow us to step up funding for several of our high-potential opportunities to further accelerate sales growth.”

Investor Conference Call

As previously announced, there will be a conference call today, Monday, May 3, 2004 at 9:30 am ET to discuss the first quarter ended March 31, 2004 results.  The call will also be webcast live.  The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com.  When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s New”.  The webcast will be archived on both websites for future on-demand replay through Friday, May 21, 2004.

This press release contains forward-looking statements regarding the company’s outlook for 2004, including expectations for developments in the clinical diagnostics and biomedical research markets, sales, net earnings, earnings per diluted share growth, share count, and operating income. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties.  Actual results could differ from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.  Among other things, these factors include the effects of cost containment initiatives by both government and industry, the availability of capital to clinical diagnostics and biomedical research customers, the timing and extent of the recovery in the biomedical research market, and the availability of government funding for biomedical research, bioterrorism and forensics applications and prion testing.  Other factors include the actual timing of product introductions, our ability to develop products based on new technologies, changes in tax laws both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate and currency fluctuations, and currency hedging costs.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from systems biology and clinical research to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2003 annual sales of $2.2 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services.  For more information, visit www.beckmancoulter.com.

BECKMAN COULTER, INC.

FIRST QUARTER REPORT

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in million, except amounts per share)

Unaudited

	Three Months Ended March 31,
	2004	2003

Sales	$536.8	$467.3

Cost of sales	282.5	250.7

Gross profit	254.3	216.6

Operating costs and expenses:
Selling, general and administrative	138.5	120.0
Research and development	48.1	45.5
Restructure charge	—	18.5
Escrow litigation settlement	—	(26.9)
Total operating cost and expenses	186.6	157.1

Operating income	67.7	59.5

Non-operating (income) and expense:
Interest income	(2.8)	(2.0)
Interest expense	9.3	11.4
Other, net	11.8	2.4
Total non-operating expenses	18.3	11.8

Earnings before income taxes	49.4	47.7
Income taxes	13.8	3.1

Net earnings	$35.6	$44.6

Basic earnings per share	$0.57	$0.73

Weighted average number of basic shares outstanding (in thousands)	62,078	61,143

Diluted earnings per share	$0.54	$0.70

Weighted average number of basic shares and dilutive shares outstanding (in thousands)	66,063	63,515

Dividends declared per share	$0.11	$0.09

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

BECKMAN COULTER, INC.

FIRST QUARTER REPORT

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except amounts per share)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$49.0	$74.6
Trade and other receivables, net	526.4	580.0
Inventories	419.8	389.0
Deferred income taxes	47.7	52.6
Other current assets	61.8	65.0
Total current assets	1,104.7	1,161.2

Property, plant and equipment, net	404.8	398.9
Goodwill	389.6	388.8
Other intangibles, net	323.6	323.4
Other assets	312.3	285.9
Total assets	$2,535.0	$2,558.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	428.1	484.8
Notes payable and current maturities of long-term debt	35.9	39.3
Income taxes	60.2	54.1
Total current liabilities	524.2	578.2

Long-term debt, less current maturities	633.2	625.6
Deferred income taxes	151.8	151.9
Other liabilities	303.1	304.8
Total liabilities	1,612.3	1,660.5

Stockholders’ equity:
Common stock	6.2	6.2
Additional paid-in-capital	351.6	323.8
Retained earnings	668.2	639.9
Accumulated other comprehensive income	34.0	7.1
Treasury stock at cost	(134.7)	(76.2)
Unearned compensation	(2.6)	(3.1)
Common stock held in grantor trust	(14.8)	(14.1)
Grantor trust liability	14.8	14.1
Total stockholders’ equity	922.7	897.7
Total liabilities and stockholders’ equity	$2,535.0	$2,558.2

BECKMAN COULTER, INC

FIRST QUARTER REPORT

KEY PRODUCT SALES

(Amounts in millions)

Unaudited

	Three Months Ended March 31, 2004
	$	Reported Growth %	Constant Currency Growth %

Routine Chemistry	$156.2	15.8	12.2
Immunodiagnostics	108.5	14.8	10.4
Subtotal Chemistry	264.7	15.4	11.5

Hematology	125.0	19.4	15.0
Total Clinical Diagnostics	389.7	16.6	12.6

Robotic Auto/Genetic Analysis	31.3	1.3	(4.5)
Centrifuge/Analytical Systems	62.2	12.1	6.3
Specialty Testing	53.6	14.5	7.9
Total Biomedical Research	147.1	10.4	4.4

Total Beckman Coulter	$536.8	14.9	10.2

GEOGRAPHIC SALES

(Amounts in millions)

Unaudited

	Three Months Ended March 31, 2004
	$	Reported Growth%	Constant Currency Growth %

Americas	$344.1	14.2	13.3
Europe	135.8	14.3	1.9
Asia	56.9	20.8	11.7

Total Beckman Coulter	$536.8	14.9	10.2

Non-GAAP Disclosures

Certain disclosures prepared in accordance with Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP.  Management has determined that inclusion of these disclosures provides investors a more meaningful presentation of the Company’s results.

These non-GAAP disclosures exclude the following:

Currency Impacts on Reported Revenues - We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior period’s foreign currency exchange rate. This measure provides information on sales growth as if foreign currency exchange rates have not changed between the prior year period and the current period.

Business Asset Sale of Laboratory Automation Operations (“LAO”) Impact on Reported Revenues – The assets of LAO were sold in the second quarter of 2003.  LAO revenues were $2.9 million of the quarter ended March 31, 2003.  Excluding these revenues from 2003, the reported growth rate for 2003 would have been 15.6% while the constant currency growth rate would have been 10.9%.  The growth rates for Centrifuge / Analytical Systems and Americas would have been 18.3% and 15.3%, respectively, while constant currency growth rates would have been 12.2% and 14.4%, respectively.

Restructure Charge - In the first quarter of 2003, a pretax restructure charge of $18.5 million ($11.8 million after taxes) or diluted EPS charge of $0.19 for the quarter ended March 31, 2003 was recorded associated with the formation of the Biomedical Research Division, a refocus of international operations and a workforce reduction of approximately 300 positions.

Coulter escrow settlement - In the first quarter of 2003, a non-taxable credit of $28.9 million and related pretax expenses of $2.0 million ($1.2 million after taxes), was recorded resulting in a net credit of $27.7 million after taxes or a diluted EPS credit of $0.44 for the quarter ended March 31, 2003. This amount resulted from the settlement of an escrow account created as part of the 1997 acquisition of Coulter Corporation.

Net Income and EPS Reconciliation:

	March 31, 2004		March 31, 2003
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP	$35.6	$0.54	$44.6	$0.70
Coulter escrow settlement	—	—	(27.7)	(0.44)
Restructure charge	—	—	11.8	0.19
Non-GAAP	$35.6	$0.54	$28.7	$0.45

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